Filed Pursuant to Rule 424(b)(2)
Registration No. 333-238931
Product Supplement no. 1
(To Prospectus dated June 4, 2020
and Series A Prospectus Supplement dated November 1, 2022)
JEFFERIES FINANCIAL GROUP INC.
GLOBAL MEDIUM-TERM NOTES, SERIES A
Notes Linked to One or More Indices and/or Exchange-Traded Funds
Jefferies Financial Group Inc. (the “Company”) may offer from time to time notes linked to one or more indices and/or exchange-traded funds (“Notes”). The Notes may be linked to a single index, the shares of an exchange-traded fund or a basket consisting of two or more components which may be indices and/or exchange-traded funds. We refer to any single index, exchange-traded fund or basket that may underlie the Notes as an “Underlying”. The specific terms of any Notes that we offer, including the name of the Underlying, will be included in a pricing supplement. If the terms described in the applicable pricing supplement are inconsistent with those described in this product supplement, in the accompanying prospectus supplement or in the accompanying prospectus, the terms described in the applicable pricing supplement will prevail. The Notes will have the following general terms:
◾	The Notes do not guarantee the return of principal at maturity.
◾	At maturity, the Notes will pay an amount in cash that may be more or less than the principal amount of each Note, based upon the change in value of the Underlying over the term of the Notes.
◾
The Notes provide exposure to both increases and decreases in the value of the Underlying. We refer to Notes that provide exposure to potential increases in the value of the Underlying as “Bull-Notes” and Notes that provide exposure to potential decreases in the value of the Underlying as “Bear-Notes”. The exposure to the value of the Underlying provided by the Notes is generally leveraged, generally up to a maximum payment amount per Note.

◾	The Notes will be senior unsecured obligations of ours. All payments under the Notes are subject to our credit risk.
◾	The Notes will be held in global form by The Depository Trust Company (“DTC”), unless the pricing supplement states otherwise.
The applicable pricing supplement will describe the specific terms of the Notes, including any changes to the terms specified in this product supplement.
Investing in the Notes involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page S-6 of this product supplement, page S-3 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Notes, or determined if this product supplement, the accompanying prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
Jefferies LLC, which is our subsidiary, has agreed to use reasonable efforts to solicit offers to purchase these Notes as our Agent.  The Agent may also purchase these Notes as principal at prices to be agreed upon at the time of sale.  The Agent may resell any Notes it purchases as principal at prevailing market prices, or at other prices, as the Agent determines.
Jefferies LLC and other subsidiaries of ours may use this product supplement, the accompanying prospectus supplement and the accompanying prospectus in connection with offers and sales of the Notes in market-making transactions and other transactions in which they act as principals.
Jefferies
November 1, 2022

Product Supplement
Summary	S-1
Risk Factors	S-6
Description of Notes	S-14
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-27
Plan of Distribution (Conflicts of Interest)	S-33
Legal Matters	S-35

S-i

You should rely only on the information contained or incorporated by reference in this product supplement, the accompanying prospectus supplement, the accompanying prospectus and any pricing supplement.  We have not authorized anyone else to provide you with different or additional information.  We are offering to sell these Notes and seeking offers to buy these Notes only in jurisdictions where offers and sales are permitted.

Unless otherwise specified, the terms “we,” “our,” “us,” and “issuer” as used herein, refer to Jefferies Financial Group Inc.

S-ii

SUMMARY
The following summary describes the Notes we are offering under this program in general terms only.  You should read the summary together with the more detailed information contained in this product supplement, the accompanying prospectus supplement, the accompanying prospectus and in the applicable pricing supplement.
We will sell the Notes primarily in the United States, but we may also sell them outside the United States or both in and outside the United States simultaneously.
General terms of the Notes
◾Unlike ordinary debt securities, the Notes do not guarantee the return of principal at maturity. The Notes do not pay interest. At maturity, the Notes will pay an amount in cash based upon the value of an index, the shares of an exchange-traded fund (“ETF”) or a basket of indices and/or ETFs (each such index or ETF, a “Basket Component”) on the Valuation Date. We refer to any basket of indices and/or ETFs as a “Basket.”

Generally Applicable Definitions
◾The following definitions apply to the Notes:
•  “Stated Principal Amount” is the stated principal amount per Note, as specified in the applicable pricing supplement;
•  “Participation Rate” is the rate at which you participate in increases or decreases in the value of the Underlying, which will be a percentage specified in the applicable pricing supplement.
•  “Underlying Return” equals
•  “Initial Value” is:
◾      With respect to an Underlying that is an index, its Index Closing Value on the day we price the Notes for initial sale to the public, which we refer to as the Pricing Date, unless otherwise specified in the applicable pricing supplement. “Index Closing Value” means the closing value of an index or any successor index published at the regular weekday close of trading on the relevant Index Business Day. In certain circumstances, the Index Closing Value will be based on an alternate calculation of an index. See “Description of Notes—Discontinuance of Any Underlying or Basket Component; Alteration of Method of Calculation” below.
◾      With respect to an Underlying that is an ETF, its ETF Closing Price of one share of such ETF on the Pricing Date, unless otherwise specified in the applicable pricing supplement. “ETF Closing Price” is as defined in “Description of Notes—General Terms of Notes —Some Definitions––ETF Closing Price”.
◾     With respect to an Underlying that is a Basket, 100, unless otherwise specified in the applicable pricing supplement.
•  “Final Value” is:
◾      With respect to an Underlying that is an index, its Index Closing Value on the Valuation Date.
◾      With respect to an Underlying that is an ETF, its ETF Closing Price of one share of such ETF on the Valuation Date times the Adjustment Factor on the Valuation Date. The “Adjustment Factor” with respect to an Underlying that is an ETF is a number which is initially 1.0 and will be subject to adjustment for certain events affecting the Underlying.

◾     With respect to an Underlying that is a Basket, its Basket Closing Value on the Valuation Date. The “Basket Closing Value” on any day will equal the sum of the products of the Basket Component Closing Values of each Basket Component and the applicable Multiplier for such Basket Component. In certain circumstances, the Basket Closing Value will be based on an alternate calculation of any Basket Component described under “Description of Notes—Discontinuance of Any Underlying or Basket Component; Alteration of Method of Calculation”. The “Basket Component Closing Value” for any Basket Component on any day is (i) with respect to a Basket Component which is an index, its Index Closing Value on such day or (ii) with respect to a Basket Component which is an ETF, its ETF Closing Price times the Adjustment Factor on such day for such ETF, as applicable. The “Multiplier” is the fractional value assigned to each Basket Component so that each Basket Component will represent its applicable weighting in the predetermined Initial Value. The Multiplier for each of the Basket Components, which will be specified in the applicable pricing supplement, will be calculated by the Calculation Agent on the relevant Basket Component Setting Date and will remain constant for the term of the Notes.
•  The “Valuation Date” is the day on which the Payment at Maturity is to be calculated and will be specified in the applicable pricing supplement. The applicable pricing supplement may specify that the Notes will have multiple Valuation Dates as described under “Notes with Multiple Valuation Dates” below. Any Valuation Date will be subject to postponement in the event of non-Index Business Days, non-Trading Days or the occurrence of a Market Disruption Event. See “Description of Notes—Postponement of Valuation Date(s)” below.

Type of Notes Bull Notes
◾Payment at Maturity: For Notes that pay you a positive return if the Underlying increases in value and expose you to risk of loss if the Underlying decreases in value, which we refer to as “Bull Notes,” you will receive for each Note that you hold at maturity an amount in cash based upon the value of the Underlying on the specified Valuation Date, determined as follows:

◾If the Final Value is greater than the Initial Value, you will receive for each Note that you hold a Payment at Maturity equal to:

Stated Principal Amount × (1+ Participation Rate × Underlying Return).

subject to the Maximum Payment at Maturity, if applicable.

◾ If the Final Value is less than or equal to the Initial Value, you will receive for each Note that you hold a Payment at Maturity that is less than the Stated Principal Amount of each Note by an amount proportionate to the decrease in value of the Underlying and that will equal:

Stated Principal Amount × (1+ Underlying Return).

Because in this scenario the Underlying Return will be zero or negative, the Payment at Maturity will be equal to or less than the Stated Principal Amount.

Bear Notes
◾Payment at Maturity: For issuances of Notes that pay you a positive return if the Underlying decreases in value and expose you to risk of loss if the Underlying increases in value, which we will refer to as “Bear Notes,” you will receive for each Note that you hold at maturity an amount in cash based inversely upon the value of the Underlying on the specified Valuation Date, determined as follows:

◾If the Final Value is less than the Initial Value, you will receive for each Note that you hold a Payment at Maturity equal to:

Stated Principal Amount × (1 - Participation Rate × Underlying Return).

subject to the Maximum Payment at Maturity, if applicable.

◾If the Final Value is greater than or equal to the Initial Value, you will receive for each Note that you hold a Payment at Maturity that is less than the Stated Principal Amount of each Note by an amount proportionate to the increase in the value of the Underlying asset that will equal:

Stated Principal Amount × (1 - Underlying Return).

In no event will the Payment at Maturity be less than $0, unless otherwise specified in the applicable pricing supplement.

In each applicable pricing supplement we will provide a table which will illustrate the performance of the particular issuance of Notes at maturity over a range of hypothetical Underlying Returns of the Underlying.

Other Features of Notes
◾Certain Notes may have features that supplement or differ from the basic Note features described above, including but not limited to:
•         A particular issue of Notes may have a “buffer”, which would offer limited protection against the loss of principal for a decline in the Underlying (or, in the case of Bear Notes, an increase in the Underlying).
•         A particular issue of Notes may have a “minimum payment at maturity”. If the Notes are subject to a minimum payment at maturity, the Payment at Maturity will not be less than the minimum payment at maturity.
The applicable pricing supplement will describe any such features to the extent applicable to the Notes.

Notes with multiple Valuation Dates
◾For issuances of Notes that have multiple Valuation Dates, which will be specified in the applicable pricing supplement, the applicable provisions described above under “Types of Notes—Bull Notes—Payment at Maturity” or “Types of Notes—Bear Notes—Payment at Maturity” will apply, except that, in lieu of the Final Value, we will use the Final Average Value, defined as follows:
•         With respect to an Underlying that is an index, the arithmetic average of the Index Closing Value of the Underlying on each of the relevant Valuation Dates, as calculated by the Calculation Agent on the final Valuation Date.

•         With respect to an Underlying that is an ETF, the arithmetic average of the product of the ETF Closing Price of the Underlying and the Adjustment Factor, each as determined on each of the relevant Valuation Dates, as calculated by the Calculation Agent on the final Valuation Date; and
•         With respect to an Underlying that is a Basket, the arithmetic average of the Basket Closing Value on each of the relevant Valuation Dates, as calculated by the Calculation Agent on the final Valuation Date.

See “Description of Notes—General Terms of Notes—Some Definitions” for the definition of terms related to Notes with multiple Valuation Dates.

Postponement of Maturity Date
◾If any scheduled Valuation Date is not an Index Business Day or a Trading Day, as applicable, or if a Market Disruption Event occurs on that day so that the Valuation Date or final Valuation Date, as applicable, is postponed and falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date of the Notes will be postponed to the second Business Day following that Valuation Date or final Valuation Date, as postponed.

Other Terms of Notes
◾The Notes will be denominated in U.S. dollars unless we specify otherwise in the applicable pricing supplement.
◾You will not have the right to present the Notes to us for repayment prior to maturity unless we specify otherwise in the applicable pricing supplement.
◾We may from time to time, without your consent, create and issue additional Notes with the same terms as Notes previously issued so that they may be combined with the earlier issuance.
◾The Notes will not be listed on any securities exchange, unless we specify otherwise in the applicable pricing supplement.

Calculation Agent
◾We have appointed Jefferies Financial Services Inc. (“JFSI”), a subsidiary of the Company, to act as Calculation Agent for us with respect to the Notes. As Calculation Agent, JFSI will determine the Initial Value, the Final Value (or Final Average Value, if applicable), the Multipliers, as applicable, the Underlying Return of the Underlying, the Payment at Maturity and whether a Market Disruption Event has occurred. Moreover, certain determinations made by JFSI, in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a successor index or calculation of the value of any Underlying in the event of a discontinuance of the relevant Underlying. These potentially subjective determinations may affect the Payment at Maturity, if any. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

Agent
◾The Agent for the offering of the Notes is expected to be Jefferies LLC, which is our subsidiary. Jefferies LLC will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, Jefferies LLC or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in this product supplement.

Forms of Securities
◾The Notes will be issued in fully registered form and will be represented either by a global note registered in the name of a nominee of DTC, as depositary, or by Notes issued in definitive form, as set forth in the applicable pricing supplement.  We will not issue Notes in definitive form except under the circumstances described in “Form, Exchange and Transfer—The Depositary” in the accompanying prospectus supplement, under which heading you may also find information on DTC’s book-entry system.

Where you can find more information on the Notes
◾Because this is a summary, it does not contain all of the information that may be important to you. You should read the “Description of Notes” section in this product supplement and in the accompanying prospectus supplement for a detailed description of the terms of the Notes. You should also read about some of the risks involved in investing in the Notes in the section of this product supplement called “Risk Factors.”
The tax and accounting treatment of investments in equity-linked securities such as the Notes may differ from that of investments in ordinary debt securities. See the section of this product supplement called “Description of Notes— Supplemental Discussion of U.S. Federal Income Tax Consequences.” You should consult with your investment, legal, accounting and other advisors with regard to any proposed or actual investment in the Notes.

How to reach us	◾You may contact us at the principal executive offices of the Company at 520 Madison Avenue, New York, New York 10022 (telephone number (212) 284-2550).

RISK FACTORS
The Notes are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the Notes do not pay interest or generally guarantee the return of principal at maturity. This section describes the most significant risks relating to the Notes. You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. You should consider carefully the following discussion of risks, as well as the discussion of risks included in the accompanying prospectus supplement, prospectus and the applicable pricing supplement, before you decide that an investment in the Notes is suitable for you.
Structure-related Risks
The Notes do not pay interest or generally guarantee return of principal.
The terms of the Notes differ from those of ordinary debt securities in that we do not guarantee to pay you the principal amount of the Notes at maturity and do not pay you interest on the Notes. Instead, at maturity you will receive for each Note that you hold an amount in cash based on the Final Value, or Final Average Value, if applicable, of the Underlying. If the Final Value or Final Average Value of the Underlying is less than its Initial Value, in the case of Bull Notes, or is greater than its Initial Value, in the case of Bear Notes, you will lose some or all of your investment.
Notwithstanding the above, the applicable pricing supplement may indicate that the particular issue of Notes has a buffer. If so indicated, the buffer will offer limited protection against the loss of principal for a limited decline in the Underlying (or, in the case of Bear Notes, an increase in the Underlying). For these Notes you will lose some and may lose all of your investment if the decline in the Underlying is greater than the protection represented by the buffer. The applicable pricing supplement may also indicate that the particular issue of Notes has a minimum payment at maturity. If the Notes are subject to a minimum payment at maturity, the Payment at Maturity will not be less than the minimum payment at maturity. For these Notes, you will lose some and may lose a significant portion of your investment if the Final Value or Final Average Value of the Underlying is less than its Initial Value.
If the Notes are subject to a Maximum Payment at Maturity, your appreciation potential is limited.
If specified in the applicable pricing supplement, the appreciation potential of the Notes will be limited by the Maximum Payment at Maturity. In this case the Payment at Maturity will never exceed the Maximum Payment at Maturity, which will be a fixed percentage over the original public offering price per Note.

The Notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Notes.
You are dependent on our ability to pay all amounts due on the Notes at maturity, and, therefore, you are subject to our credit risk. If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Notes.
The Notes may not be listed on any securities exchange and secondary trading may be limited.
Unless we specify otherwise in the applicable pricing supplement, the Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. Our subsidiary, Jefferies LLC, may, but is not obligated to, make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Since other broker-dealers may not participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Jefferies LLC is willing to transact. If, at any time, Jefferies LLC were to cease making a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.
Changes in the value of one or more of the Basket Components may offset each other.

For Notes linked to a Basket, price movements in the Basket Components may not correlate with each other. At a time when the value of one or more of the Basket Components increases, the value of one or more of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Closing Value on any Valuation Date, increases in the value of one or more of the Basket Components may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other Basket Components. You cannot predict the future performance of any of the Basket Components or of the Basket as a whole, or whether increases in the values of any of the Basket Components will be offset by decreases in the values of other Basket Components, based on their historical performance.

The Basket Components may not be equally weighted.

For Notes linked to a Basket, the Basket Components may have different weightings in the Basket. In such case, the same percentage change in two of the Basket Components could have different effects on the Basket Closing Value because of the unequal weightings. For example, if the weighting of one Basket Component is greater than the weighting of another Basket Component, a 5% decrease in the value of the Basket Component with the greater weighting will have a greater impact on the Basket Closing Value than a 5% increase in the value of the Basket Component with the lesser weighting.

In the case of Notes with multiple Valuation Dates, the Notes may pay less than the Stated Principal Amount at maturity even where the value of the Underlying on the final Valuation Date is higher than its Initial Value.

For Bull Notes with multiple Valuation Dates, you will receive a Payment at Maturity that is greater than the Stated Principal Amount of the Notes only if the arithmetic average of the values of the Underlying on each of the Valuation Dates is greater than its Initial Value. A value of the Underlying which is higher than its Initial Value on any one Valuation Date may be partially or entirely offset by a value of the Underlying which is lower than its Initial Value on any other Valuation Date. Consequently, it is possible that you will receive at maturity an amount less than the Stated Principal Amount for each Note you hold, even if the Underlying has appreciated substantially as of the final Valuation Date.

For Bear Notes with multiple Valuation Dates, you will receive a Payment at Maturity that is greater than the Stated Principal Amount of the Notes only if the arithmetic average of the values of the Underlying on each of the Valuation Dates is less than its Initial Value. A value of the Underlying which is less than its Initial Value on any one Valuation Date may be partially or entirely offset by a value of the Underlying which is greater than its Initial Value. Consequently, it is possible that you will receive at maturity an amount less than the Stated Principal Amount for each Note you hold, even if the Underlying has depreciated substantially as of the final Valuation Date.
Valuation- and Market-related Risks
Various economic and other factors will impact the market value of the Notes.
The market for, and the market value of, the Notes may be affected by a number of factors that may affect one another other, including:
◾	the value of the Underlying at any time;
◾	the volatility (frequency and magnitude of changes in value) of the Underlying;
◾	interest and yield rates in the market;
◾	the dividend rate on the stocks constituting any Underlying or any index underlying an Underlying that is an ETF (an “Underlying Index”);
◾
geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities constituting any Underlying or Underlying Index or stock markets generally and which may affect the Final Value (or Final Average Value) of the Underlying;

◾	the time remaining to the maturity of the Notes, and
◾	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Notes prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the other factors described above. For example, you may have to sell your Notes at a substantial discount from the principal amount if, in the case of Bull Notes, at the time of sale or on earlier Valuation Dates, if any, the Underlying is at, below or not sufficiently above its Initial Value or, in the case of Bear Notes, the Underlying is at, above or not sufficiently below its Initial Value, or if market interest rates rise.
You can review the historical values of the Underlying in the section called “The Underlying” in the applicable pricing supplement. You cannot predict the future performance of the Underlying based on its historical performance. The value of the applicable Underlying may decrease, in the case of Bull Notes, or increase, in the case of Bear Notes, so that you will receive at maturity a payment that is less than the principal amount of the Notes by an amount proportionate to the decrease or increase, respectively, in the value of the Underlying. In addition, there can be no assurance that the value of the Underlying will increase or decrease, respectively, so that you will receive at maturity an amount in excess of the principal amount of the Notes. Nor can there be any assurance that the value of the Underlying will not increase or decrease, respectively, beyond a specified percentage of the Initial Value of the Underlying, in which case you will receive only the Maximum Payment at Maturity, if applicable, and will not benefit fully from such appreciation or depreciation of the Underlying, as applicable.
The price quoted by our subsidiaries for our Notes could be higher or lower than the price that you paid for them.
If you attempt to sell your Notes prior to maturity, their market value may be lower than the price you paid for them.  This is due to, among other things, changes in the level of market interest rates, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges.  These factors, together with various credit, market and economic factors prevailing during the term of Notes, may reduce the price at which you may be able to sell the Notes in any secondary market and could affect the value of the Notes in complex and unpredictable ways.
Conflicts-related Risks
The Calculation Agent, which is a subsidiary of the Company, will make determinations with respect to the Notes.

The Calculation Agent will determine the Initial Value, the Final Value (or Final Average Value), the Multipliers, as applicable, the Underlying Return of the Underlying, the Payment at Maturity, if any, and whether a Market Disruption Event has occurred. Moreover, certain determinations made by the Calculation Agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a successor index or calculation of the value of any Underlying in the event of a discontinuance of the relevant Underlying. These potentially subjective determinations may affect the payout to you at maturity, if any. See the definition of Market Disruption Event under “Description of Notes—General Terms of Notes—Some Definitions” and the discussion under “Description of Notes—Discontinuance of Any Underlying or Basket Component; Alteration of Method of Calculation”.
Our trading and hedging activities may create conflicts of interest with you.
We or one or more of our subsidiaries, including Jefferies LLC, may engage in trading activities related to our Notes that are not for your account or on your behalf.  We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the Notes.  We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.  These trading and hedging activities may affect any Underlying, and thereby affect the payments to be made on the Notes.  Accordingly, these activities may present a conflict of interest between your interests as a holder of the Notes and the interests we and our subsidiaries may have in our proprietary accounts, in facilitating transactions for our customers, and in accounts under our management.

Jefferies LLC may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes or that may adversely affect the value of the Notes.
Jefferies LLC and its affiliates may publish research reports, express opinions or provide recommendations from time to time that relate to one or more Underlyings or the securities or other assets which comprise the Underlying.  These research reports, opinions or recommendations may be inconsistent with purchasing or holding the Notes and could adversely affect the value of the Notes.  Any research reports, opinions or recommendations expressed by Jefferies LLC may not be consistent with one another and may be modified from time to time without notice.  Investors should make their own independent investigation of the merits of investing in the notes and any Underlying to which the Notes are linked.
Underlying-related Risks
Adjustments to an index that is an Underlying or Basket Component could adversely affect the value of the Notes.
Index Publishers are responsible for calculating and maintaining the applicable index that is an Underlying or Basket Component. Index Publishers can add, delete or substitute the stocks constituting an index or make other methodological changes that could change the value of an index. Any of these actions could adversely affect the value of an index that is an Underlying or Basket Component and, by extension, adversely affect the value of the Notes. Index Publishers have no obligation to consider your interests in calculating or revising an index.
Index Publishers may discontinue or suspend calculation or publication of an index that is an Underlying or Basket Component at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index. The Calculation Agent could have an economic interest that is different than that of investors in the Notes insofar as, for example, the Calculation Agent is permitted to consider indices that are calculated and published by it or any of its affiliates. If the Calculation Agent determines that there is no appropriate successor index, at maturity the payout on the Notes will be an amount based on the closing prices at maturity of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the Calculation Agent in accordance with the formula for calculating the index last in effect prior to discontinuance of such index.
Adjustments to an Underlying or Basket Component that is an ETF or to its Underlying Index could adversely affect the value of the Notes.
Index Publishers are responsible for calculating and maintaining the applicable index that is an Underlying Index to an ETF which is an Underlying or Basket Component. Index Publishers can add, delete or substitute the stocks constituting the Underlying Index or make other methodological changes that could change the value of the Underlying Index. In addition, pursuant to its investment strategy or otherwise, the investment adviser of an ETF may add, delete or substitute the stocks constituting such ETF. Any of these actions could adversely affect the price of the ETF that is an Underlying or Basket Component and, by extension, adversely affect the value of the Notes.

The performance and market price of an ETF, particularly during periods of market volatility, may not correlate with the performance of its Underlying Index, the performance of the component securities of the Underlying Index or the net asset value per share of the ETF.
ETFs generally do not fully replicate their applicable Underlying Index and may hold securities that are different than those included in their applicable Underlying Index. In addition, the performance of an ETF will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of an ETF and its Underlying Index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying an ETF may impact the variance between the performance of such ETF and its Underlying Index. Finally, because the shares of an ETF are traded on an exchange and are subject to market supply and investor demand, the market price of one share of an ETF may differ from the net asset value per share of such ETF.
In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying an ETF may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of an ETF may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of such ETF, and their ability to create and redeem shares of such ETF may be disrupted. Under these circumstances, the market price of an ETF may vary substantially from the net asset value per share of such ETF or the level of its Underlying Index.
For all of the foregoing reasons, the performance of an ETF may not correlate with the performance of its Underlying Index, the performance of the component securities of its Underlying Index or the net asset value per share of such ETF. Any of these events could materially and adversely affect the price of an ETF that is an Underlying or Basket Component and, by extension, adversely affect the value of the Notes. Additionally, if market volatility or these events were to occur on the Valuation Date with respect to an ETF that is an Underlying or Basket Component, the Calculation Agent would maintain discretion to determine whether such market volatility or events have caused a Market Disruption Event to occur, and such determination would affect the payment at maturity of the Notes. If the Calculation Agent determines that no Market Disruption Event has taken place, the Payment at Maturity would be based solely on the ETF Closing Price per share of the ETF on the Valuation Date, even if the ETF is underperforming its Underlying Index or the component securities of its Underlying Index and/or trading below the net asset value per share of the ETF.
The antidilution adjustments the Calculation Agent is required to make do not cover every event that could affect an ETF.
The Calculation Agent will adjust the amount payable at maturity for certain events affecting any ETF that is an Underlying or Basket Component. However, the Calculation Agent will not make an adjustment for every event that could affect such ETF. If an event occurs that does not require the Calculation Agent to adjust the amount payable at maturity, the market price of the Notes may be materially and adversely affected.

There are risks associated with investments in Notes linked to the value of indices of foreign equity securities or ETFs tracking foreign equity securities.

Investments in Notes linked to the value of indices of foreign equity securities or ETFs tracking foreign equity securities involve risks associated with the foreign securities market, including volatility, governmental intervention and cross-shareholdings among companies in the foreign index. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Notes linked to certain indices or ETFs are subject to currency exchange risk.

For certain indices or ETFs, the prices of the component securities are converted into U.S. dollars for purposes of calculating the index value or share price, as applicable. Holders of Notes linked to such indices or ETFs will be exposed to currency exchange rate risk with respect to each of the currencies represented in the relevant indices or ETFs. An investor’s net exposure will depend on the extent to which the currencies of the securities included in the relevant index or tracked by the relevant ETF strengthen or weaken against the U.S. dollar and the relative weight of each of those securities within the overall index or the ETF. If, taking into account such weighting, the dollar strengthens against the component currencies, the value of the relevant index or ETF will be adversely affected and the payment at maturity of the Notes may be reduced.

Of particular importance to potential currency exchange risk are:
•	existing and expected rate of inflation;
•	existing and expected interest rate levels;
•	the balance of payments between countries; and
•	the extent of governmental surpluses or deficits in the countries represented in the relevant index or ETF and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the relevant index or ETF, the United States and other countries important to international trade and finance.

Investing in the Notes is not equivalent to investing in the Underlying.

Investing in the Notes is not equivalent to investing in the Underlying or its component stocks. As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any shares of the Underlying or to the stocks that constitute the Underlying.

Historical performance of any Underlying should not be taken as an indication of the future performance of that Underlying during the term of the Notes.
The actual performance over the term of your Notes of any Underlying as well as any payment on those Notes may bear little relation to the historical performance of that Underlying.  The future performance of any such measure may differ significantly from its historical performance, and no assurance can be given as to the value of any Underlying during the term of the Notes.  It is impossible to predict whether the value of any Underlying will rise or fall.  We cannot give you assurance that the performance of the Underlying will not adversely affect any payment on the Notes.
Tax-related Risks
The tax consequences of an investment in your Notes are uncertain
The tax consequences of an investment in your Notes are uncertain, both as to the timing and character of any inclusion in income in respect of your Notes.
The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your Notes, and any such guidance could adversely affect the value and the tax treatment of your Notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – U.S. Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the Notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Notes in your particular circumstances.

DESCRIPTION OF NOTES
Investors should carefully read the general terms and provisions of our debt securities in “Description of Notes” in the accompanying prospectus supplement.  This section supplements that description.  The pricing supplement will add specific terms for each issuance of Notes and may modify or replace any of the information in this section, in “Description of Notes” in the accompanying prospectus supplement.
General Terms of Notes
We will issue the Notes under the Indenture.
Some Definitions.  We have defined some of the terms that we use frequently in this product supplement below:
“Adjustment Factor” means, for an Underlying which is an ETF, a number which is initially 1.0 and will be subject to adjustment for certain events affecting the ETF. See “—Antidilution Adjustments for Exchange-Traded Funds” below.

“Basket” means any basket of indices and/or ETFs that the Notes may be linked to.

“Basket Closing Value” on any date is the sum of the products of the Basket Component Closing Values of each of the Basket Components and the applicable Multiplier for each of the Basket Components. In certain circumstances, the Basket Closing Value will be based on the alternate calculation of any Basket Component described under “—Discontinuance of Any Underlying or Basket Component; Alteration of Method of Calculation”.

“Basket Component” means, for any Notes linked to a Basket, each index or ETF that is included in the Basket.

“Basket Component Closing Value” means, on any day, (i) the Index Closing Value on such day for any Basket Component that is an index or (ii) the ETF Closing Price times the applicable Adjustment Factor on such day for any Basket Component that is an ETF, as applicable.

“Basket Component Setting Date” means the Pricing Date, unless otherwise specified in the applicable pricing supplement. If the scheduled Basket Component Setting Date is not an Index Business Day or is not a Trading Day, as applicable, with respect to any Basket Component and/or there is a Market Disruption Event on such day with respect to any Basket Component, then the Basket Component Setting Date solely with respect to such Basket Component will be the next succeeding Index Business Day or Trading Day, as applicable, on which there is no Market Disruption Event with respect to such Basket Component.

“Basket Setting Date” means the date that is the last Basket Component Setting Date.

 A “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment are authorized or obligated by law or executive order to close.
“Clearstream” means Clearstream Banking, S.A., Luxembourg.

“Depositary” means The Depository Trust Company, New York, New York (“DTC”).
“ETF Closing Price” for an ETF (or one unit of any other security for which an ETF Closing Price must be determined) on any Trading Day means:

A.
if the ETF (or any such other security) is listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the ETF (or any such other security) is listed,

B.	if the ETF (or any such other security) is a security of NASDAQ, the official closing price published by NASDAQ on such day, or
C.
if the ETF (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the ETF (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the ETF Closing Price for the ETF (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined above) occurs with respect to the ETF (or any such other security) or the last reported sale price or the official closing price published by NASDAQ, as applicable, for the ETF (or any such other security) is not available pursuant to either of the two preceding sentences, then the ETF Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the ETF (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Jefferies LLC and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the ETF Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA.

This definition of “ETF closing price” is subject to the provisions under “—Discontinuance of Any Underlying or Basket Component; Alteration of Method of Calculation” below.

“Euroclear” means Euroclear Bank SA/NV.
“Final Average Value” means: with respect to an Underlying that is an index, the arithmetic average of the Index Closing Value of the Underlying on each of the relevant Valuation Dates, as calculated by the Calculation Agent on the final Valuation Date. With respect to an Underlying that is an ETF, the arithmetic average of the product of the ETF Closing Price of the Underlying and the Adjustment Factor, each as determined on each of the relevant Valuation

Dates, as calculated by the Calculation Agent on the final Valuation Date. With respect to an Underlying that is a Basket, the arithmetic average of the Basket Closing Value on each of the relevant Valuation Dates, as calculated by the Calculation Agent on the final Valuation Date.
“Final Value” means: With respect to an Underlying that is an index, its Index Closing Value on the Valuation Date. With respect to an Underlying that is an ETF, its ETF Closing Price of one share of such ETF on the Valuation Date times the Adjustment Factor on the Valuation Date. With respect to an Underlying that is a Basket, its Basket Closing Value on the Valuation Date.
“Index Business Day” means a day, for each Underlying or Basket Component that is an index, separately, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for such index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.
“Index Closing Value” means, on any Index Business Day for the relevant Underlying or Basket Component that is an index, the closing value of the index, or any successor index (as defined under “—Discontinuance of Any Underlying or Basket Component; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Index Business Day by the Index Publisher. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the index as described under “—Discontinuance of Any Underlying or Basket Component; Alteration of Method of Calculation.”
“Index Publisher” means the publisher of an index.
“Initial Value” means: With respect to an Underlying that is an index, its Index Closing Value on the Pricing Date, unless otherwise specified in the applicable pricing supplement. With respect to an Underlying that is an ETF, its ETF Closing Price of one share of such ETF on the Pricing Date, unless otherwise specified in the applicable pricing supplement. With respect to an Underlying that is a Basket, 100, unless otherwise specified in the applicable pricing supplement.
“Issue Price” means the amount per Note specified in the applicable pricing supplement and will equal the principal amount of each Note, unless otherwise specified.
“Market Disruption Event” means:
A.	With respect to an Underlying or Basket Component which is an index:
a.	the occurrence or existence of:
i.
a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the index (or the successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange, or

ii.
a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the index (or the successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate, or

iii.	the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the index (or the successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

b.
a determination by the Calculation Agent in its sole discretion that any event described in clause (a) above materially interfered with our ability or the ability of any of our subsidiaries to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the index shall be based on a comparison of (x) the portion of the value of the index attributable to that security relative to (y) the overall value of the index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on an index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

B.	With respect to any Underlying or Basket Component which is an ETF:
a.	the occurrence or existence of:
i.
a suspension, absence or material limitation of trading of the ETF on the primary market for the ETF for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the ETF as a result of which the reported trading prices for the ETF during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the ETF, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, or

ii.
a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Underlying Index of such ETF on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchanges, or
iii.
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Underlying Index of such ETF or the ETF for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

b.
a determination by the Calculation Agent in its sole discretion that any event described in clause (a) above materially interfered with our ability or the ability of any of our subsidiaries to unwind or adjust all or a material portion of the hedge position with respect to the Notes linked to the ETF.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index of such ETF is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index shall be based on a comparison of (x) the portion of the level of the Underlying Index attributable to that security relative to (y) the overall level of the Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the ETF or in futures or options contract related to the Underlying Index of such ETF or the ETF will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Underlying Index or the ETF by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index or the ETF and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Underlying Index or the ETF are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances. Upon any permanent discontinuance of trading in the ETF, see “––Discontinuance of Any Underlying or Basket Component; Alteration of Method of Calculation” below.

“Maturity Date” means the date specified in the applicable pricing supplement, subject to extension if the Valuation date or final Valuation Date, as applicable, is postponed. If the Valuation Date or final Valuation Date, as applicable, is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date or final Valuation Date, as applicable, as postponed. See “—Postponement of Valuation Date(s)” below.

“Maximum Payment at Maturity” means the amount specified as such in the applicable pricing supplement, if applicable.

“Multiplier” means, for Notes linked to a Basket, the fractional value assigned to each Basket Component so that each Basket Component will represent its applicable weighting in the predetermined Initial Value. The Multipliers for each of the Basket Components, which will be specified in the applicable pricing supplement, will be calculated by the Calculation Agent on the relevant Basket Component Setting Date and will remain constant for the term of the Notes. For example, assuming an Initial Value of 100, the Multiplier for a hypothetical Basket Component with a 40% weighting, whose Index Closing Value on the Basket Setting Date was 2,000, would be calculated as follows:

2,000 × Multiplier = 100 × 40%. Therefore, Multiplier = 40 / 2,000 = 0.02

“Original Issue Date” means the date specified in the applicable pricing supplement on which a particular issuance of Notes will be issued.
“Participation Rate” means the percentage specified in the applicable pricing supplement.
“Payment at Maturity” means the payment due at maturity with respect to each Note, as described under “—Payment at Maturity” below.
“Pricing Date” means the day when we price the Notes for initial sale to the public.
“Relevant Exchange” means, (a) with respect to an index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index, or any successor index and (ii) any futures or options contracts related to such index or to any security then included in such index, and (b) with respect to any ETF, the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the Underlying Index of such ETF or any successor index.
“Stated Principal Amount” for an issuance of Notes shall be the principal amount per Note, as specified in the applicable pricing supplement.
“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.
“Underlying Index” means the index tracked by an Underlying or Basket Component that is an ETF.
“Underlying Return” equals

“Valuation Date” or “Valuation Dates” with respect to an issuance of Notes will be specified in the applicable pricing supplement, subject to postponement as described below. If there is only one Valuation Date, the Final Value will be determined on that Valuation Date. If there are multiple Valuation Dates, then the Final Average Value will be determined on the last Valuation Date, which we refer to as the “final Valuation Date.”

“Weighting” of a Basket Component in a Basket means the percentage of the whole Basket initially assigned to such Basket Component. The weightings will be specified in the applicable pricing supplement.
References in this product supplement to “U.S. dollars,” or “U.S. $” or “$” are to the currency of the United States of America.  In this “Description of Notes,” references to the Underlying will include the Underlying specified in the applicable pricing supplement and any successor, unless the context requires otherwise.
Other terms of the Notes are described in the following paragraphs.
Payment at Maturity
At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to each Note an amount in cash equal to:
For Bull Notes:
1) If the Final Value is greater than the Initial Value, you will receive for each Note that you hold a Payment at Maturity equal to:
Stated Principal Amount × (1+ Participation Rate × Underlying Return).
subject to the Maximum Payment at Maturity, if applicable; or
2) If the Final Value is less than or equal to the Initial Value, you will receive for each Note that you hold a Payment at Maturity that is less than the Stated Principal Amount of each Note by an amount proportionate to the decrease in value of the Underlying and that will equal:
Stated Principal Amount × (1+ Underlying Return).
Because in this scenario the Underlying Return will be zero or negative, the Payment at Maturity will be equal to or less than the Stated Principal Amount.
For Bear Notes:
1) If the Final Value is less than the Initial Value, you will receive for each Note that you hold a Payment at Maturity equal to:
Stated Principal Amount × (1 - Participation Rate × Underlying Return).
subject to the Maximum Payment at Maturity, if applicable; or
2) If the Final Value is greater than or equal to the Initial Value, you will receive for each Note that you hold a Payment at Maturity that is less than the Stated Principal Amount of each Note by an amount proportionate to the increase in the value of the Underlying asset that will equal:
Stated Principal Amount × (1 - Underlying Return).
In no event will the Payment at Maturity be less than $0, unless otherwise specified in the applicable pricing supplement.

Postponement of Valuation Date(s)
In determining the Final Value of the Underlying in connection with the calculation of the Payment at Maturity, the Calculation Agent will take into account Market Disruption Events, non-Index Business Days and/or non-Trading Days as follows:
For issuances of Notes with a single index Underlying: If any scheduled Valuation Date is not an Index Business Day or if a Market Disruption Event with respect to the Underlying occurs on any such date, the Index Closing Value for such date will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event shall have occurred; provided that the Index Closing Value for any scheduled Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after such scheduled Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Index Closing Value of the Underlying on such date in accordance with the formula for calculating such index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Underlying.
For issuances of Notes with a single ETF Underlying: If any scheduled Valuation Date is not a Trading Day or if a Market Disruption Event with respect to the ETF occurs on any such date, the ETF Closing Price for such date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the ETF Closing Price for any scheduled Valuation Date will not be determined on a date later than the fifth scheduled Trading Day after such scheduled Valuation Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the ETF Closing Price of the ETF on such date as the mean of the bid prices for the ETF for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Jefferies LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the ETF Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.
For issuances of Notes linked to a Basket: If any scheduled Valuation Date is not an Index Business Day or a Trading Day, as applicable, with respect to any Basket Component or if a Market Disruption Event occurs on any such Valuation Date with respect to any Basket Component, the Index Closing Value or ETF Closing Price, as applicable, with respect to each such affected Basket Component will be determined on the immediately succeeding Index Business Day or Trading Day, as applicable, on which no Market Disruption Event occurs with respect to such affected Basket Component. The Basket Closing Value for any scheduled Valuation Date will be determined on the date on which the Index Closing Value or ETF Closing Price, as applicable, for each of the Basket Components for such Valuation Date has been determined; provided that the Index Closing Value or ETF Closing Price, as applicable, for any affected Basket Component will not be determined on a date later than the fifth scheduled Index Business Day or Trading Day after the scheduled Valuation Date, and if such date is not an Index Business Day or Trading Day, as applicable, or if there is a Market Disruption Event with respect to the affected Basket Component on such date, the Index Closing Value or ETF

Closing Price for such Basket Component will be determined by the Calculation Agent in accordance with the procedures described in the applicable paragraph of the prior two paragraphs.
For issuances of Notes that have multiple consecutive Valuation Dates: If any scheduled Valuation Date is not an Index Business Day or Trading Day, as applicable, or if a Market Disruption Event occurs on any such date, the Index Closing Value, ETF Closing Price or Basket Closing Value, as applicable, will be determined on the immediately succeeding Index Business Day or Trading Day, as applicable, on which no Market Disruption Event occurs with respect to such Underlying. Each succeeding Valuation Date shall then be the next Index Business Day or Trading Day, as applicable, following the preceding Valuation Date as postponed. The Final Average Value, shall be determined on the date on which the Index Closing Values, ETF Closing Prices or Basket Closing Values, as applicable, for all scheduled Valuation Dates have been determined; provided that (i) the Index Closing Value, ETF Closing Price or Basket Closing Value, as applicable, for any Valuation Date will not be determined on a date later than the tenth Business Day after the last scheduled Valuation Date, (ii) the Index Closing Value, ETF Closing Price or Basket Closing Value, as applicable, for any remaining Valuation Dates that would otherwise fall after such tenth Business Day shall be the Index Closing Value, ETF Closing Price or Basket Closing Value, as applicable, on such tenth Business Day and (iii) if such tenth Business Day is not an Index Business Day or Trading Day, as applicable, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Index Closing Value, ETF Closing Price or Basket Closing Value, as applicable, for any such remaining Valuation Dates in accordance with the procedures described in the applicable paragraph of the prior three paragraphs.
Antidilution Adjustments for Notes with an Underlying or Basket Component that is an ETF
If an ETF Underlying or Basket Component is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the ETF. No such adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.
Alternate Exchange Calculation in case of an Event of Default
If an event of default (as defined in the Indenture) with respect to any issuance of Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of such Note (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations (including accrued and unpaid interest) with respect to the Note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Note. That cost will equal:
•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.
Default Quotation Period
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:
•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.
If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.
In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the final Valuation Date, then the default amount will equal the principal amount of the Notes.
Qualified Financial Institutions
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
Discontinuance of Any Underlying or Basket Component; Alteration of Method of Calculation
With respect to an Underlying or Basket Component that is an index:
If the Index Publisher discontinues publication of the index and such Index Publisher or another entity (including Jefferies LLC) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then any subsequent Index Closing Value of the index will be determined by reference to the published value of such successor index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined, and to the extent the Index Closing Value of such successor index differs from the Index Closing Value of the discontinued index at the time of such substitution, a proportionate adjustment will be made by the Calculation Agent to the relevant Initial Value.
Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of such Notes, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the relevant Notes, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.
If the Index Publisher discontinues publication of the index prior to, and such discontinuance is continuing on, any Valuation Date and the Calculation Agent determines, in its sole discretion, that no successor index is available at such time, then the Calculation Agent will determine the Index Closing Value of the affected index for each such date. The Index Closing Value of the affected index will be computed by the Calculation Agent in accordance with the formula for and method of calculating such affected index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such Valuation Date of each security most recently constituting the affected index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of the Notes.
If at any time the method of calculating the index or successor index, or the value thereof, is changed in a material respect, or if the index or successor index is in any other way modified so that such index does not, in the opinion of the Calculation Agent fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value and/or Basket Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the index or successor index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Value or Final Average Value, as applicable, with reference to the index or successor index, as adjusted. Accordingly, if the method of calculating the index or successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the index or successor index as if it had not been modified (e.g., as if such split had not occurred).
With respect to an Underlying or Basket Component that is an ETF:
If trading in the ETF on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the ETF is liquidated or otherwise terminated (a “discontinuance or liquidation event”), the ETF Closing Price of the ETF on any Valuation Date following the discontinuance or liquidation event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Underlying Index (or any successor index, as described below) on such date (taking into account any material changes in the method of calculating the Underlying Index following such discontinuance or liquidation event) times (ii) a fraction, the numerator of which is the ETF Closing Price of the ETF and the denominator of which is the closing value of the Underlying Index (or any successor index, as described below), each determined as of the last day prior to the occurrence of the discontinuance or liquidation event on which a ETF Closing Price of the ETF was available.
If, subsequent to a discontinuance or liquidation event, the Index Publisher of the Underlying Index discontinues publication of the Underlying Index and the Index Publisher of the Underlying Index or another entity (including Jefferies LLC) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as a “successor index”), then any subsequent ETF Closing Price on any Trading Day following a discontinuance or liquidation event will be determined by reference to the published value of such successor index at the regular weekday close of trading on such Trading Day, and, to the extent the value of the successor index differs from the value of the Underlying Index at the time of such substitution, proportionate adjustments will be made by the Calculation Agent for purposes of calculating payments on the Notes.
Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Notes linked to the ETF, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such Notes, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.
If, subsequent to a discontinuance or liquidation event, the Index Publisher of the Underlying Index discontinues publication of the Underlying Index prior to, and such discontinuance is continuing on, any Valuation Date and the Calculation Agent determines, in its sole discretion, that no successor index is available at such time, then the Calculation Agent will determine the ETF Closing Price for such date. The ETF Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently composing the Underlying Index  without any rebalancing or substitution of such securities following such discontinuance.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Notes linked to the ETF.
Agent
Unless otherwise specified in the applicable pricing supplement, the Agent for the offering of the Notes is expected to be Jefferies LLC, which is our subsidiary.
Calculation Agent
We have appointed JFSI, a subsidiary of the Company, to act as Calculation Agent for us with respect to the Notes. As Calculation Agent, JFSI will determine the Initial Value, the Final Value (or Final Average Value, if applicable), the Multipliers, as applicable, the Underlying Return of the Underlying, the Payment at Maturity and whether a Market Disruption Event has occurred. Moreover, certain determinations made by JFSI, in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a successor index or calculation of the value of any Underlying in the event of a discontinuance of the relevant Underlying. These potentially subjective determinations may affect the Payment at Maturity, if any. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.
All calculations with respect to the Payment at Maturity, if any, for the Notes linked to a single index or ETF Underlying will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.
All calculations with respect to the Payment at Maturity, if any, for the Notes linked to a Basket Underlying will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.
Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make. See “Description of Notes —Discontinuance of Any Underlying or Basket Component; Alteration of Method of Calculation” and the definition of Market Disruption Event under “Description of Notes—General Terms of Notes—Some Definitions”.JFSI, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculations made by the Calculation Agent with respect to the Notes prior to the dissemination of such information. JFSI is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Supplemental Discussion of U.S. Federal Income Tax Consequences
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.
The following section is the opinion of Sidley Austin llp, our counsel. In addition, it is the opinion of Sidley Austin llp that the characterization of the Notes for U.S. federal income tax purposes that will be required under the terms of the Notes, as discussed below, is a reasonable interpretation of current law.
This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
◾	a dealer in securities or currencies;
◾	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
◾	a bank;
◾	a life insurance company;
◾	a tax exempt organization;
◾	a partnership;
◾	a regulated investment company;
◾	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
◾	a common trust fund;
◾	a person that owns a Note as a hedge or that is hedged against interest rate risks;
◾	a person that owns a Note as part of a straddle or conversion transaction for tax purposes; or
◾	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
Although this section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your Notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your Notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

 You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the Notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders
This section applies to you only if you are a U.S. Holder that holds your Notes as a capital asset for tax purposes. You are a “U.S. Holder” if you are a beneficial owner of each of your Notes and you are:
◾	a citizen or resident of the United States;
◾	a domestic corporation;
◾	an estate whose income is subject to U.S. federal income tax regardless of its source; or
◾	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
Tax Treatment
You will be obligated pursuant to the terms of the Notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your Notes for all tax purposes as pre-paid derivative contracts in respect of the Underlying. Except as otherwise stated below, the discussion herein assumes that the Notes will be so treated.
Upon the sale, exchange, redemption or maturity of your Notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your Notes. Your tax basis in the Notes will generally be equal to the amount that you paid for the Notes. If you hold your Notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your Notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.
If the Underlying is an ETF or a Basket that includes an ETF, the constructive ownership rules of Section 1260 of the Code could possibly apply to all or a portion of your Notes. If all or a portion of your Notes were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your Notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.
We will not attempt to ascertain whether any issuer of a component stock included in the Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code. If the issuer of one or more stocks included in the Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. Holder of the Notes. You should refer to information filed with the SEC by the issuers of the component stocks included in the Underlying and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in the Underlying is or becomes a PFIC.
No statutory, judicial or administrative authority directly discusses how your Notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
Alternative Treatments
There is no judicial or administrative authority discussing how your Notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service (“IRS”) might assert that a treatment other than that described above is more appropriate. For example, if your Notes have a term to maturity of more than one year, the IRS could treat your Notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the Notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your Notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your Notes prior to your receipt of cash attributable to that income.
If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your Notes would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your Notes, and, thereafter, capital loss.
If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.
It is also possible that your Notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity or upon redemption would be treated as ordinary income or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.
If your Notes have a term to maturity of one year or less, the IRS may assert that your Notes should be treated as contingent short-term debt instruments. Although there is no authority that specifically addresses the tax treatment of contingent short-term debt instruments, it is likely that, if your Notes are so treated, you should not recognize any income prior to the sale, exchange, redemption or maturity of the Notes. If your Notes are so treated and you are an initial purchaser of the Notes whose taxable year does not end on a day that is between the determination date and the maturity date, upon the maturity or redemption of your Notes you should recognize ordinary income or short-term capital loss in an amount equal to the difference between the amount you receive with respect to your Notes at such time and the amount you paid for your Notes. Upon the sale or exchange of your Notes, it would be reasonable for you to recognize short-term capital gain or loss in an amount equal to the difference between the amount you paid for your Notes and the amount received by you upon such sale or exchange, unless your Notes are sold or exchanged between the determination date and the maturity date, in which case it would be reasonable for you to generally treat any gain that you recognize as ordinary income and any loss that you recognize as short-term capital loss. If you are a secondary purchaser of the Notes, special rules apply to you, and you should consult your tax advisor. There is no statutory, judicial, or administrative authority that governs how contingent short-term debt should be treated for U.S. federal income tax purposes. Accordingly, if your Notes have a term to maturity of one year or less, you should consult your tax advisor about this potential alternative treatment.
It is possible that the IRS could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your Notes for U.S. federal income tax purposes.
Possible Change in Law
On December 7, 2007, the IRS released a notice stating that the IRS and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the Notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the Notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the IRS determine that some other treatment is more appropriate.
Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect Notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Notes.
Backup Withholding and Information Reporting
You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus supplement under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” with respect to payments on your Notes and, notwithstanding that we do not intend to treat the Notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your Notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement. Please see the discussion under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement for a description of the applicability of the backup withholding and information reporting rules to payments made on your Notes.
Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. You are a “Non-U.S. Holder” if

you are the beneficial owner of Notes and are, for U.S. federal income tax purposes:
◾	a nonresident alien individual;
◾	a foreign corporation; or
◾	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the Notes.
The term “Non-U.S. Holder” does not include any of the following holders:
◾
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

◾	certain former citizens or residents of the United States; or
◾	a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.
We will not attempt to ascertain whether any issuer of a component stock included in the Underlying would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Code. If the issuer of one or more stocks included in the Underlying was so treated, certain adverse U.S. federal income tax consequences could possibly apply to a Non-U.S. Holder of the Notes. You should refer to information filed with the SEC by the issuers of the component stocks included in the Underlying and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in the Underlying is or becomes a USRPHC.
You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus supplement under “United States Federal Taxation — Non-U.S. Holders — Backup Withholding and Information Reporting” with respect to payments on your Notes and, notwithstanding that we do not intend to treat the Notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your Notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Federal Taxation — Non-U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective Non-U.S. Holders of the Notes should consult their tax advisors in this regard.
Furthermore, on December 7, 2007, the IRS released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your Notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your Notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.
In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon sale, exchange, redemption or maturity of your Notes, could be collected via withholding. If these regulations were to apply to the Notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the Underlying or on the stocks included in the Underlying during the term of the Notes. We could also require you to make certifications (e.g., an applicable IRS Form W-8) prior to the maturity of the Notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We will determine, as of the issue date of your Notes, if your Notes will be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for Non-U.S. Holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your Notes for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act
Legislation commonly referred to as “FATCA” generally imposes a gross-basis withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify or supplement these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” (“FDAP”) income. Current provisions of the Code and Treasury regulations that govern FATCA treat gross proceeds from a sale, exchange, redemption or maturity of obligations that can produce U.S.-source interest or FDAP income as subject to FATCA withholding. However, under recently proposed Treasury regulations, such gross proceeds would not be subject to FATCA withholding. In its preamble to such proposed regulations, the Treasury Department and the IRS have stated that taxpayers may generally rely on the proposed Treasury regulations until final Treasury regulations are issued. We will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the potential application of FATCA to the Notes.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We and Jefferies LLC, a wholly-owned subsidiary of the Company, which we refer to as the “Agent”, have entered into a distribution agreement pursuant to which we are offering the Notes on a continuing basis.  Subject to certain conditions, the Agent has agreed to use its reasonable efforts to solicit purchases of the Notes.  We will have the sole right to accept offers to purchase the Notes and may reject any offer in whole or in part.  The Agent may reject, in whole or in part, any offer it solicited to purchase Notes.  We may also use other agents that will be named in the applicable pricing supplement.  Unless otherwise specified in the applicable pricing supplement, we will pay the Agent, in connection with sales of the Notes resulting from a solicitation that Agent made or an offer to purchase that Agent received, a commission ranging from .125% to .750% of the initial offering price of the Notes to be sold, depending upon the maturity of the Notes.  We and the Agent will negotiate commissions for Notes with a maturity of 30 years or greater at the time of sale.
We may also sell the Notes to the Agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement.  The Agent may resell the Notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as the Agent determines and as we will specify in the applicable pricing supplement.  The Agent may offer the notes it has purchased as principal to other dealers.  The Agent may sell the Notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that the Agent will receive from us.  After the initial public offering of notes that the Agent is to resell on a fixed public offering price basis, the Agent may change the public offering price, concession, discount and other selling terms from time to time.
The Agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  We and the Agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.  We have also agreed to reimburse the Agent for specified expenses.
Unless otherwise states in the applicable pricing supplement, we do not intend to apply for the listing of the Notes on a national securities exchange.  The Agent may make a market in the Notes or, if separable, any other notes of ours included in units, as applicable laws and regulations permit.  The Agent is not obligated to do so, however, and the Agent may discontinue making a market at any time without notice.  No assurance can be given as to the liquidity of any trading market for the notes or if separable, any other notes included in any units.
Conflicts of Interest.  Jefferies LLC is a wholly-owned subsidiary of the Company.  The Agent will conduct each offering of the securities in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the Notes of an affiliate and related conflicts of interest.  In accordance with FINRA Rule 5121, no Agent or dealer that is an affiliate of ours will make sales in an offering of the notes to any discretionary account without the prior written approval of the customer.  Following the initial distribution of the Notes, the Agent may offer and sell those notes or, if separable, any other Notes included in any units in the course of its business as a broker-dealer.  The Agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  The Agent may use this product supplement in connection with any of those transactions.  The

Agent is not obligated to make a market in any of the Notes or any other Notes included in units and may cease to make a market at any time without notice.
Underwriters, Agents and dealers participating in offerings of the notes that are not our affiliates or subsidiaries may presently or from time to time engage in business transactions with us, including extending loans to us.
In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or any other Notes the prices of which may be used to determine payments on the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position for its own accounts.  A short sale is covered if the short position is no greater than the number or amount of Notes available for purchase by the Agent under any overallotment option.  The Agent can close out a covered short sale by exercising the overallotment option or purchasing these Notes in the open market.  In determining the source of Notes to close out a covered short sale, the Agent will consider, among other things, the open market price of these Notes compared to the price available under the overallotment option.  The Agent may also sell these Notes or any other Notes in excess of the overallotment option, creating a naked short position.  The Agent must close out any naked short position by purchasing Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the notes or any other Notes in the open market to stabilize the price of the Notes or of any other Notes.  Finally, in any offering of the Notes through a syndicate of underwriters or dealer group, the Agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if the Agent repurchases previously distributed Notes to cover syndicate short positions or to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS
The validity of the Notes will be passed on for us by Sidley Austin LLP, New York, New York.